Exhibit 99.1

PACCAR	PACCAR Inc
Press Release	Public Affairs Department
P.O. Box 1518
Bellevue, WA 98009

	Contact:	Robin Easton
(425) 468-7676
FOR IMMEDIATE RELEASE
PACCAR Establishes New Technology Centers
Commercial Vehicle Market Impacted by Lower Freight
March 16, 2009, Bellevue, Washington — PACCAR recently launched innovative product and technology centers at its Kenworth, Peterbilt and DAF manufacturing facilities. These interactive showplaces demonstrate PACCAR’s extensive leading-edge technology innovations, as well as its range of engines, customer services and the full suite of PACCAR vehicles. “The new PACCAR Technology Centers include interactive platforms featuring exciting surface technology, product demonstrations and the latest concepts for in-dash and in-cab electronic applications,” said Jim Cardillo, president. “PACCAR Financial, PacLease, PACCAR Parts, PACCAR Winch and Dynacraft displays illustrate the applied technology developed by each division to generate operational benefits for our customers. These new Centers provide tremendous insight into PACCAR’s technology and quality leadership, as well as PACCAR’s ongoing investment in new product and service innovation.”
“The challenging recession continues to impact our customers in North America and Europe,” said Tom Plimpton, vice chairman. “We have implemented build rate reductions and temporary plant shutdowns in the first quarter of 2009 to balance lower market demand. Truck segment gross revenues are expected to be approximately 30 percent lower this quarter, compared with the fourth quarter of 2008. The lower build rates and margins are expected to continue until freight improves and the general economy begins to recover. PACCAR is rigorously reducing operating expenses and capital expenditures to align our business with the current market.”
PACCAR Technology Center
PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates. It also provides financial services and information technology and distributes truck parts related to its principal business. PACCAR shares are traded on the Nasdaq Global Select Market, symbol PCAR, and its homepage is www.paccar.com.
# # #